EXHIBIT 11


                               T R FINANCIAL CORP.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


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

                                                                       Three Months                Three Months
                                                                      Ended March 31,            Ended March 31,
                                                                           1996                        1995
                                                                     ---------------             ---------------

1.       Net income                                                  $   7,184,000                $  3,891,000
                                                                     =============                ============

2.       Weighted average common shares                                  8,391,066                   9,227,518
         outstanding

3.       Pro rata allocation to interim periods of                          16,248                      16,093
         ESOP shares to be allocated on
         December 31st of each year (results
         from the adoption of SOP 93-6)

4.       Common stock equivalents attributable to                          572,922                     393,281
                                                                           -------                     -------
         dilutive effect of stock options

5.       Total weighted average common shares                            8,980,236                   9,636,892
                                                                         =========                   =========
         and equivalents outstanding for primary
         earnings per share computations

6.       Primary earnings per share                                       $   0.80                     $  0.40
                                                                          ========                     =======



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